                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-107357
                                                              and No. 333-118965

[REFCO(R) LOGO]                            S&P MANAGED
                                           FUTURES INDEX
                                           FUND, LP

                                           Specifically designed to track the
                                           S&P Managed Futures Index(TM), before
                                           expenses of the Fund

    S&P MANAGED FUTURES INDEX FUND, LP - PERFORMANCE SUMMARY - SEPTEMBER 2005

                                                    CLASS 1                            CLASS 2
                                               UNITS         $(M)                  UNITS          $(M)
                                           ----------------------              -----------------------
Net Asset Value, Aug. 31, 2005                51,716         42.9                 10,068           8.6
Subscriptions                                  9,503          7.9                    320           0.3
Redemptions                                    (8833)        (7.3)                   (78)         (0.1)
Net Income (Loss)                                            (0.1)                                 0.0
                                           ----------------------              -----------------------

Net Asset Value, Sep. 30, 2005*               52,385         43.4                 10,310           8.8
                                           ======================              =======================

Net Asset Value per Unit, Sep. 30, 2005       828.71                              852.43

September 2005 Performance                                   0.08%                                0.09%
Year-to Date Performance                                    (8.29%)                              (6.90%)

* Differences may occur due to rounding

      FUND'S STATEMENT OF OPERATIONS FOR THE MONTH ENDED SEPTEMBER 30, 2005

EXPENSES
Management fees
     Class 1                                                                            $     (129,459)
     Class 2                                                                                    (8,994)
Administrative fees
     Class 1                                                                                   (17,395)
     Class 2                                                                                    (3,707)
Professional fees                                                                              (12,916)
Other                                                                                           (1,578)
                                                                                        --------------
Total expenses                                                                                (174,049)
Less reimbursement of expenses by General Partner                                               16,237
                                                                                        --------------
Net investment profit (loss) for the month                                                    (157,812)
Increase (decrease) in equity SPC                                                              129,513
                                                                                        --------------
Net increase (decrease) in net assets                                                   $      (28,299)
                                                                                        ==============

The Fund is not charged any brokerage or performance fees.

I hereby affirm that to the best of my knowledge and belief, the information contained in this statement is accurate and complete.

/s/ Richard C. Butt

Richard C. Butt
President, RefcoFund Holdings, LLC, the Fund's General Partner
Commodity Pool Operator: RefcoFund Holdings, LLC
Commodity Pool: S&P Managed Futures Index Fund, LP

Refco Securities, LLC
Member NASD/SIPC